CONSENT OF DIRECTOR NOMINEE
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named and described in the Registration Statement on Form S-1 (the “Registration Statement”) of Workiva LLC, a Delaware limited liability company (to be converted into a Delaware corporation and renamed Workiva Inc.) (the “Company”), and any amendments or supplements thereto, including the prospectus contained therein, as an individual who has agreed to serve as a director of the Company upon completion of the initial public offering of the Company’s common stock, to all references to the undersigned in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendments or supplements thereto.

Dated:	October 17, 2014

/s/ Michael M. Crow
Michael M. Crow